                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                                 URS CORPORATION
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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1)   Title of each class of securities to which transaction applies:

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2)   Aggregate number of securities to which transaction applies:

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3)   Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)   Proposed maximum aggregate value of transaction:

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5)   Total fee paid:

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     [_]  Fee paid previously with preliminary materials:

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

6)   Amount previously paid:

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7)   Form, Schedule or Registration Statement No.:

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8)   Filing Party:

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9)   Date Filed:

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

                                 URS CORPORATION
                        100 California Street, Suite 500
                      San Francisco, California 94111-4529

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 20, 2001


TO THE STOCKHOLDERS OF URS CORPORATION:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of URS CORPORATION, a Delaware corporation, will be held on March 20, 2001, at 9:30 a.m. local time at the Mandarin Oriental Hotel, 222 Sansome Street, San Francisco, California for the following purposes:

1. To elect directors to serve for the ensuing year and until their successors are elected.

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending October 31, 2001.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         The Board of Directors has fixed the close of business on January 22, 2001, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.



                                       By Order of the Board of Directors

                                       /s/ Kent P. Ainsworth

                                       Kent P. Ainsworth,
                                       Secretary


San Francisco, California
February 1, 2001

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         ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.
--------------------------------------------------------------------------------

                                 URS CORPORATION
                        100 California Street, Suite 500
                      San Francisco, California 94111-4529

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                 MARCH 20, 2001

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         The enclosed proxy is solicited on behalf of the Board of Directors of URS Corporation, a Delaware corporation, for use at its Annual Meeting of Stockholders to be held on March 20, 2001, at 9:30 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Mandarin Oriental Hotel, 222 Sansome Street, San Francisco, California. We intend to mail this proxy statement and accompanying proxy card on or about February 1, 2001, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

         We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of URS.

VOTING RIGHTS AND OUTSTANDING SHARES

         Only holders of record of Common Stock at the close of business on January 22, 2001, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on January 22, 2001, 17,039,785 shares of Common Stock were outstanding and entitled to vote.

         Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

         All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

         Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. Proxies may be revoked by any of the following actions:

         o filing a written notice of revocation with our Secretary at our principal executive office (100 California Street, Suite 500, San Francisco, California 94111-4529);

         o filing a properly executed proxy showing a later date with our Secretary at our principal executive office (100 California Street, Suite 500, San Francisco, California 94111-4529); or

         o attending the meeting and voting in person (attendance at the meeting will not, by itself, revoke the proxy).

STOCKHOLDER PROPOSALS

         The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2002 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is September 24, 2001. Unless a stockholder who wishes to bring a matter before the stockholders at our 2002 annual meeting of stockholders notifies us of such matter prior to December 18, 2001, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter. We advise you to review our By-Laws, which contain additional requirements regarding stockholder proceedings and director elections.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS



         Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of a substitute nominee proposed by our Board of Directors. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

                        THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

         The names of the nominees and certain information about them are set forth below:

                                                         PRINCIPAL OCCUPATION/
            NAME                              AGE        POSITION

Richard C. Blum ............................  65         Vice Chairman of the Board
Armen Der Marderosian ......................  66         Director
Admiral S. Robert Foley, Jr., USN (Ret.)....  72         Director
Marie L. Knowles ...........................  54         Director
Martin M. Koffel ...........................  61         Chief Executive Officer, President and
                                                         Chairman of the Board
Richard B. Madden ..........................  71         Director
Jean-Yves Perez ............................  55         Executive  Vice  President, Business Development,
                                                         General Engineering Group and Director
Richard Q. Praeger .........................  76         Director
Irwin L. Rosenstein ........................  64         President, General Engineering Group and Director
William D. Walsh ...........................  70         Director

         Richard C. Blum has served as Vice Chairman of the Board of Directors since 1975. Mr. Blum has served as Chairman and President, Richard C. Blum & Associates, Inc., the sole general partner of BLUM Capital Partners, L.P., a merchant banking and equity investment management firm since 1975; as a Director of Northwest Airlines Corporation since 1989; as a Director of Shaklee Corporation since 1990; as a Director of CB Richard Ellis Services, Inc. since 1993; as the Co-Chairman of Newbridge Capital since 1997; as a Director of Glenborough Realty Trust, Inc. since 1998; as a Director of Playtex Products, Inc. since 1998; as a Director of KFB Newbridge Advisors, Co. since 2000; as a Director of KFB Newbridge Control Corp. since 2000; as a Director of KFB Co-Investment I, Co. since 2000; as a Director of Korea First Bank since 2000; and as a Director of the Egyptian Strategic Fund since 2000.

         Armen Der Marderosian has served as a Director of URS Corporation since 1994. Mr. Der Marderosian served as President and Chief Executive Officer of GTE Government Systems Corporation from 1995 to 1999, as Executive Vice President and General Manager of same from 1993 to 1995 and as Vice President of same from 1963 to 1995. Mr. Der Marderosian served as Executive Vice President, Technology and Systems, GTE Corporation, from 1998 to December 1999 and as Senior Vice President of same from 1995 to 1997.

         Admiral S. Robert Foley, Jr., USN (Ret.) has served as a Director of URS Corporation since 1994. Admiral Foley served as Senior Advisor/Consultant to Raytheon Corporation from 1998 to 2000; as Vice President, Raytheon International Inc. from 1995 to 1998; and as President, Raytheon Japan from 1995 to 1998. Admiral Foley has served as a Director of Frequency Electronics since 1999; as a Director of RSI Inc. since 1998; as a Director of SAGE Laboratories since 1998; as a Director of Filtronics Solid State since 1998; and as a Director of Cheng Engineering since 1999.

         Marie L. Knowles has served as a Director of URS Corporation since 1999. Prior to Ms. Knowles' retirement in June 2000, she served as Executive Vice President and Chief Financial Officer of Atlantic Richfield Company (ARCO) (diversified energy, 1996-2000). From 1993 to 1996, she was a Senior Vice President of ARCO and President of ARCO Transportation Company. She served as a Director of ARCO from 1996 to 1998. Currently, she serves as a Trustee of the Fidelity Funds (2000), Director of Phelps Dodge Corporation (copper mining and manufacturing, 1994), and America West Holdings Corporation (aviation and travel services, 1999), and previously served as a Director of ARCO Chemical Corporation and Vastar Resources, Inc.

         Martin M. Koffel has served as Chief Executive Officer, President and Director of URS Corporation since May 1989 and as Chairman of the Board of URS Corporation since June 1989. Mr. Koffel has served as a Director of McKesson HBOC, Inc. since 2000.

         Richard B. Madden has served as a Director of URS Corporation since 1992. Mr. Madden served as Chief Executive Officer of Potlach Corporation from 1971 to 1994 and as a Director of same from 1971 to 1999; as a Director of PG&E Corporation from 1996 to 2000; and as a Director of Pacific Gas and Electric Company from 1977 to 2000. Mr. Madden has served as a Director of CNF Transportation Inc. since 1992.

         Jean-Yves Perez has served as Executive Vice President, Business Development, General Engineering Group, since November 1998 and as a Director of URS Corporation since 1997. Mr. Perez served as President of Woodward-Clyde Group, Inc. after it became a division of URS Corporation from November 1997 to October 1998 and as President and Chief Executive Officer of Woodward-Clyde Group, Inc. from 1987 to October 1997.

         Richard Q. Praeger has served as a Director of URS Corporation since 1970. Mr. Praeger has been a management and engineering consultant since 1974 and has owned Transition Books, a book store, since 1979. Mr. Praeger served as President, URS/Madigan-Praeger, Incorporated prior to November 1974.

         Irwin L. Rosenstein has served as President, General Engineering Group since November 1998, as Vice President of URS Corporation since 1987 and as a Director of URS Corporation since February 1989. Mr. Rosenstein served as President of URS Greiner, URS Corporation's former principal operating division, from November 1997 to October 1998 and as President of URS Consultants, Inc., URS Corporation's former principal operating division, from February 1989 to October 1997.

         William D. Walsh has served as a Director of URS Corporation since 1988. Mr. Walsh has served as Chairman of Sequoia Associates LLC, a private investment firm since 1982; as Chairman of the Board, Consolidated Freightways Corporation since 1996 and as a Director of Consolidated Freightways, Inc. from 1994 to 1996; as Chairman of the Board of Newell Industrial Corporation since 1988; as Chairman of the Board of Clayton Group, Inc. since 1996; as a Director of Crown Vantage, Inc. since 1996; as a Director of Unova, Inc. since 1997; as a Director of Bemiss Jason since 1998; and as a Director of Ameriscape, Inc. since 1999. Mr. Walsh served as a Director of Basic Vegetable Products from 1990 to 2000; as a Director of Golden Valley Farms LLC from 1996 to 1999; as a Director of Newcourt Credit Group from 1993 to 1999; as a Director of National Education Corporation from 1992 to 1997; and as Chairman of the Board of Champion Road Machinery from 1988 to 1997.

BOARD COMMITTEES AND MEETINGS

         During fiscal year 2000, the Board of Directors held four meetings. The Board of Directors has a Compensation/Option Committee, an Audit Committee, a Board Affairs Committee and a Non-Officer Option Committee. Each Director, other than Richard C. Blum, attended at least 75% of the aggregate of (1) the total number of the meetings of the Board of Directors (held during the period for which he or she has been a Director) and (2) the total number of meetings held by all the committees of the Board of Directors on which he or she served (during the periods that he or she served). Mr. Blum attended two regular meetings of the Board of Directors held during fiscal year 2000; however, he was unable to attend two meetings due to his travel schedule.

         The Compensation/Option Committee consists of Mr. Madden, Chairman, and Mr. Walsh. The Compensation/Option Committee held four meetings during fiscal year 2000. The primary responsibilities of the Compensation/Option Committee are to approve remuneration plans and other executive benefits and to administer the incentive compensation plans maintained by URS and our subsidiaries, including our Employee Stock Purchase Plan and the 1999 Equity Incentive Plan.

         The Audit Committee consists of Mr. Der Marderosian, Chairman, Mr. Praeger and Ms. Knowles. The Audit Committee held four meetings during fiscal year 2000. The primary responsibilities of the Audit Committee are to meet with our independent auditors at least annually to review the results of the annual audit and to discuss the financial statements, including the independent auditors' judgment about the quality of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Additionally, the Audit Committee meets with our independent auditors to review the interim financial statements prior to the filing of our Quarterly Reports on Form 10-Q, recommends to the Board the independent auditors to be retained, oversees the independence of the independent auditors, evaluates the independent auditors' performance, receives and considers the independent auditors' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls, including our system to monitor and manage business risk and legal and ethical compliance programs, prepares the Audit Committee Report for inclusion in our proxy statement and meets with our General Counsel to discuss legal matters that may have a material impact on the financial statements or our compliance policies. All members of our Audit Committee are independent within the meaning of the rules of the New York Stock Exchange.

         The Board Affairs Committee consists of Mr. Walsh, Chairman, and Messrs. Koffel and Madden. The Board Affairs Committee held two meetings during fiscal year 2000. The primary responsibilities of the Board Affairs Committee are to identify, evaluate, review and recommend qualified candidates for director to the entire Board of Directors, to recommend to the Board of Directors prior to each annual meeting of stockholders (or other meeting of stockholders at which Directors are to be elected) a slate of nominees, to recommend an individual or individuals to fill any vacancy on the Board of Directors, and to make an annual assessment of the performance of the Board of Directors (including committees) and present the results to the Board of Directors with any recommendations to improve the effectiveness or the balance of expertise of the members. The Board Affairs Committee also has responsibility to conduct periodic reviews of our corporate governance guidelines and other corporate governance issues that may, from time to time, merit consideration by the entire Board of Directors. The Board Affairs Committee will consider nominees recommended by security holders. Any security holder who wishes to recommend a nominee for membership on our Board of Directors must submit such nomination in writing to Mr. William D. Walsh, Chairman of the Board Affairs
Committee, in care of URS at our principal executive office. All such nominations will be thoroughly reviewed by the Board Affairs Committee.

         The Non-Officer Option Committee consists of Mr. Koffel. The Non-Officer Option Committee held two meetings during fiscal year 2000. The sole responsibility of the Non-Officer Option Committee is to approve grants of stock options to non-executive employees under the terms of the 1999 Equity Incentive Plan subject to numerical limits and other parameters established by the Board of Directors from time to time.

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2000(1)

         The Audit Committee has the responsibility, under delegated authority from our Board of Directors, for providing independent, objective oversight of URS's accounting functions and internal controls. The Audit Committee is composed of independent directors and acts under a written charter adopted and approved by the Board of Directors in March 2000. Each of the members of the Audit Committee is independent as defined by URS's internal policy and the rules of the New York Stock Exchange. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

         The Audit Committee oversees URS's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed, with management, the audited financial statements of URS included in the 2000 Annual Report to Stockholders including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

         The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the independent auditors' judgments as to the quality, not just the acceptability, of URS's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee discussed with the independent auditors the auditors' independence from management and URS, including the matters in the written disclosures required by the Independence Standards Board.

         The Audit Committee discussed with URS's independent and internal auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of URS's internal controls and the overall quality of URS's financial reporting. The Audit Committee held four meetings during fiscal year 2000.

         In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements of URS be approved and included in the URS Annual Report on Form 10-K for the year ended October 31, 2000 to be filed with the Securities and Exchange Commission. The Audit Committee and the Board of Directors also have recommended, subject to stockholder approval, the selection of the PricewaterhouseCoopers LLP as independent auditors.

Respectfully Submitted,

THE AUDIT COMMITTEE

Armen Der Marderosian, Chairman
Marie L. Knowles
Richard Q. Praeger

--------------------
(1) The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

                                   PROPOSAL 2

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS


         The Board of Directors has selected PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending October 31, 2001, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since 1988. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors is not required by our By-Laws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board, in their discretion, may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of URS and our stockholders.

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth certain information regarding the beneficial ownership of our Common Stock and Series B Exchangeable Convertible Preferred Stock ("Series B Stock") as of January 2, 2001, including Common Stock available upon the exercise of stock options exercisable on or prior to March 1, 2001, by each person owning beneficially more than five percent of the Common Stock, each director and the executive officers. The Series B Stock votes together with our Common Stock as if it had been converted into Common Stock. To our knowledge, the persons named in the table have sole voting and investment power with respect to all Common Stock shown as beneficially owned by them, subject to applicable community property laws and except as otherwise noted.

                                                                   Beneficial Ownership (1)
                                             -------------------------------------------------------------------
                                                                        Number of               Common Stock and
                                              Number of                 Shares of                Series B Stock
                                              Shares of     Percent     Series B    Percent      Combined Voting
  Beneficial Owner Name and Address          Common Stock   of Total      Stock     of Total    Power Percentage
-------------------------------------        ------------   --------    ---------   --------    ----------------
   BLUM Capital Partners, L.P. (2)             3,081,265       18.25%    5,215,300      100%                 37.55%
   909 Montgomery Street
   San Francisco, CA 94133

   Heartland Advisors, Inc.                      974,764        5.77%            0        --                  4.41%
   790 North Milwaukee Street
   Milwaukee, WI  53202

   FMR Corp.                                   1,461,200        8.66%            0        --                  6.61%
   82 Devonshire Street
   Boston, MA  02109-3614

   Richard C. Blum (3)                            27,788            *            0        --                      *

   Armen Der Marderosian (4)                       9,947            *            0        --                      *

   Admiral S. Robert Foley, Jr., USN               6,581            *            0        --                      *
   (Ret.) (5)

   Marie L. Knowles (6)                            3,313            *            0        --                      *

   Martin M. Koffel (7)                          639,016        3.72%            0        --                  2.86%

   Richard B. Madden (8)                          16,947            *            0        --                      *

   Jean-Yves Perez (9)                           150,378            *            0        --                      *

   Richard Q. Praeger (10)                        22,158            *            0        --                      *

   Irwin L. Rosenstein (11)                      158,447            *            0        --                      *

   William D. Walsh (12)                          33,447            *            0        --                      *

   Kent P. Ainsworth (13)                        329,133        1.93%            0        --                  1.48%

   Joseph Masters (14)                            37,068            *            0        --                      *

   All Officers and Directors as a group       4,706,028       26.71%    5,215,300      100%                 43.45%
   (15 persons) (15)

--------------------
*  Less than one percent.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(1) As of January 2, 2001, there were 16,879,336 shares of our Common Stock outstanding. Our Series B Stock votes as if it had been converted into Common Stock, and as of January 2, 2001, there were 5,215,300 shares outstanding on an as-if-converted basis. Percentages are calculated with respect to a holder of options exercisable prior to March 1, 2001, as if such holder had exercised its options. Option shares held by other holders are not included in the percentage calculation with respect to any other stockholder.

(2) Richard C. Blum is the President, Chairman and majority stockholder of Richard C. Blum & Associates, Inc. Richard C. Blum & Associates, Inc. is the sole general partner of BLUM Capital Partners, L.P. The number of shares represents 15,306 shares owned directly by BLUM Capital Partners, L.P. and 3,065,959 shares owned directly by six limited partnerships for which BLUM Capital Partners, L.P. serves as the sole general partner and three investment advisory clients for which BLUM Capital Partners, L.P. exercises voting and investment discretion as to all such shares. One of the investment advisory clients is The Common Fund, 15 Old Danbury Road, Wilton, CT 06897-0812, which owns 1,077,980 shares, or 6.39% of the outstanding Common Stock, directly. Richard C. Blum & Associates, Inc. is affiliated with RCBA Strategic Partners, L.P., which holds Series B Stock for the account of its Value Opportunities Fund and Multi-Strategy Equity Fund. The Series B Stock votes as if it were converted into shares of our Common Stock. Richard C. Blum & Associates, Inc., BLUM Capital Partners, L.P. and RCBA Strategic Partners, L.P. disclaim beneficial ownership of the shares owned directly by such partnerships and investment advisory clients except to the extent of any pecuniary interest therein.

(3) Includes 13,753 shares held directly, 2,454 shares held as beneficiary of the RCB Keogh Plan and 11,581 shares underlying stock options that are exercisable on or prior to March 1, 2001. Does not include shares held by BLUM Capital Partners, L.P. or entities managed by BLUM Capital Partners, L.P., which Mr. Blum may be deemed to own indirectly in his capacity as the President, Chairman and majority stockholder of Richard C. Blum &
     Associates, Inc., in its capacity as the sole general partner of BLUM Capital Partners, L.P. Mr. Blum disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein.

(4) Includes 3,581 shares underlying stock options that are exercisable on or prior to March 1, 2001.

(5) Includes 1,581 shares underlying stock options that are exercisable on or prior to March 1, 2001.

(6) Includes 1,581 shares underlying stock options that are exercisable on or prior to March 1, 2001.

(7) Includes 175,000 restricted shares held directly and 285,000 shares underlying stock options that are exercisable on or prior to March 1, 2001.

(8) Includes 5,581 shares underlying stock options that are exercisable on or prior to March 1, 2001.

(9) Includes 31,667 shares underlying stock options that are exercisable on or prior to March 1, 2001.

(10) Includes 1,581 shares underlying stock options that are exercisable on or prior to March 1, 2001.

(11) Includes  25,000   restricted  shares  held  directly  and  131,333  shares
     underlying stock options that are exercisable on or prior to March 1, 2001.

(12) Includes 11,313 shares underlying stock options that are exercisable on or prior to March 1, 2001.

(13) Includes 135,000 restricted shares held directly and 194,133 shares underlying stock options that are exercisable on or prior to March 1, 2001.

(14) Includes 36,967 shares underlying stock options that are exercisable on or prior to March 1, 2001.

(15) Includes shares held by BLUM Capital Partners, L.P. and by entities managed by BLUM Capital Partners, L.P., which Mr. Blum may be deemed to own indirectly in his capacity as the majority stockholder of Richard C. Blum & Associates, Inc., in its capacity as the sole general partner of BLUM Capital Partners, L.P. Richard C. Blum & Associates, Inc. is affiliated with RCBA Strategic Partners, L.P., which holds Series B Stock for the account of its Value Opportunities Fund and Multi-Strategy Equity Fund. The Series B Stock votes as if it were converted into shares of our Common Stock. Richard C. Blum & Associates, Inc., BLUM Capital Partners, L.P. and RCBA Strategic Partners, L.P. disclaim beneficial ownership of the shares owned directly by such partnerships and investment advisory clients except to the extent of any pecuniary interest therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

         To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended October 31, 2000, all officers, directors and greater than 10% beneficial owners were in compliance with applicable
Section 16(a) filing requirements.

REPORT OF THE COMPENSATION/OPTION COMMITTEE ON EXECUTIVE COMPENSATION FOR FISCAL YEAR 2000(1)

         The Compensation/Option Committee (the "Compensation Committee") has the responsibility, under delegated authority from our Board of Directors, for developing, administering and monitoring our executive compensation in the long term interests of URS and our stockholders. The Compensation Committee is composed solely of our independent non-employee directors. In fulfilling its responsibilities, the Compensation Committee has used the services of independent compensation consultants.

         With the approval of the Compensation Committee, we have developed compensation plans and programs designed to attract and retain qualified key executives and senior managers critical to our success, and also to provide such executives and managers with performance-based incentives clearly tied to our profitability and stockholder returns. Compensation of our executives, including the Chief Executive Officer, consists of three basic components: base compensation, annual bonuses and long-term incentive awards.

         Base Compensation

         Officer base salaries are reviewed regularly and adjusted as needed based on individual performance and competitive practices. Base compensation for new executives hired from outside URS is established through negotiation between URS and the executive at the time the executive is first hired.

         Each of our senior executives named in the following Summary Compensation Table (the "Named Executives") has an employment agreement with us that provides for a minimum base salary and other compensation benefits (see "Employment Agreements"). Under such agreements, base salaries are subject to periodic review and possible increase by the Compensation Committee, but cannot be decreased without the Named Executive's consent. Base salaries of all other executives and senior managers are subject to periodic review and increase or decrease by our Chief Executive Officer, at his option, within the overall framework of the compensation policies established by the Compensation Committee.

         When establishing or reviewing base compensation levels for the Named Executives, the Compensation Committee considers numerous factors, including but not limited to the following: (a) the qualifications of the executive; (b) whether the base compensation is within a reasonable range of executive pay levels at other publicly and privately held companies which potentially compete with us for business and executive talent; (c) the financial performance of those companies relative to ours; (d) our strategic goals for which the executive has responsibility; and (e) the recommendations of our Chief Executive Officer (except with respect to his own base compensation). The companies whose compensation levels and practices are considered by the Compensation Committee for comparison are not necessarily those identified in the stockholder return peer group discussed in the Performance Measurement Comparison below because we compete for executive talent with numerous companies outside that peer group.

         Annual Bonus Program

         In addition to base compensation, each of our executives and selected senior managers, including the Named Executives, participate in the URS Corporation Incentive Compensation Plan (the "Bonus Plan"). Under the Bonus Plan, participating executives and senior managers ("Participants") can earn annual bonuses based on formulas tied to certain predefined financial performance targets that are established annually by the Compensation Committee. Each Participant is assigned a "Target Bonus" at the beginning of the year, expressed as a percentage of his or her base salary. If the financial performance targets are met, each Participant's bonus is equal to the Target Bonus. If performance targets are not met, bonuses are determined as a declining percentage of Target Bonuses depending on the extent of the shortfall. No bonus is paid under the Bonus Plan if we fail to achieve predefined minimum performance levels. Conversely, if performance targets are exceeded, then each Participant can earn a bonus in excess of the Target Bonus determined by the extent of the performance in excess of target, up to a maximum of two times the Target Bonus.

--------------------
(1) The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

         Mr. Koffel's Target Bonus currently is established by contract at 100% of his base salary. Target Bonuses for the other Named Executives are established by either contract or the Compensation Committee. Target Bonuses for other Participants are established annually by the Chief Executive Officer within the overall framework of the compensation policies established by the Compensation Committee. For the Named Executives, Target Bonuses currently range from 40% to 100% of base salary.

         Financial performance targets under the Bonus Plan are developed initially by the Chief Executive Officer and are approved by the Compensation Committee. Our fiscal year net income before dividends is the sole financial measurement used to gauge individual performance for the Named Executives except for Messrs. Rosenstein and Perez whose financial performance target is based on operating profit contribution. For other Participants, measurements of operating profit contribution, cash flow and new business are applied to the financial performance of the operating division or unit for which the Participant has management responsibility. However, increasing emphasis is placed on company-wide financial performance as the Participants' responsibilities increase. At all participation levels, overall financial performance thresholds must be met before any bonuses can be earned.

         Long-Term Incentive Awards

         We have adopted the 1999 Equity Incentive Plan (the "1999 Plan") to provide executives and other key employees with equity-based incentives to maximize stockholder value. Awards under the 1999 Plan can take the form of stock options, performance restricted stock or restricted stock, all of which are designed both to encourage recipients to focus on critical long-range objectives and award recipients with an equity stake in URS, thereby closely aligning their interests with those of our stockholders.

         Recipients generally fall into five different groups: corporate management, division managers, office managers, key technical staff and key administrative staff, and the size of awards are generally consistent within each of these groups. The Compensation Committee periodically considers whether and when to approve specific awards under the 1999 Plan based on the recommendations of the Chief Executive Officer. Factors considered include the executive's or key employee's position with URS, his or her performance and responsibilities and the long-term incentive award levels of comparable executives and key employees at companies that compete with us for executive and managerial talent. However, the 1999 Plan does not provide any formulaic method for weighing these factors. Finally, the Compensation Committee weighs how much grants under long-term stockholder plans can potentially dilute our outstanding Common Stock in comparison to other publicly traded companies that potentially compete with us for business and executive talent.

         Chief Executive Officer Compensation

         The compensation of Mr. Koffel during fiscal year 2000 was determined on the same basis as discussed above: he received his base salary of $750,000 under the terms of his employment agreement and he participated in the Bonus Plan with a Target Bonus of 85% of his base salary. Mr. Koffel's base salary and bonus were increased to $800,000 and 100%, respectively, in December 2000. Mr. Koffel also continues to participate in the supplemental executive retirement plan described below (see "Employment Agreements").

         In December 1997, in order to provide additional financial incentives for Mr. Koffel to remain employed by us, the Compensation Committee awarded him 50,000 shares of restricted stock under our 1991 Stock Incentive Plan (the "1991 Plan") which were scheduled to vest on the third, fourth and fifth anniversaries of the grant, and also approved a contingent grant of up to 50,000 shares of performance restricted stock which Mr. Koffel could earn based on the cumulative total returns to our stockholders during the periods ending on the third, fourth and fifth anniversaries of the award. The issuance of the Series B Stock to RCBA Strategic Partners, L.P. in connection with the acquisition of Dames and Moore Group (the "Series B Issuance") constituted a "Change in Control" under the terms of Mr. Koffel's employment agreement and the restricted stock and performance restricted stock grants, and as a result all 100,000 of these shares became fully issued and vested in October 1999 following approval by our stockholders of the Series B Issuance.

         On March 20, 2000, the Compensation Committee approved additional long-term incentive compensation for Mr. Koffel under the 1999 Plan. This compensation took the form of a restricted stock award for 175,000 shares. The Compensation Committee's decision was based on the growth in our revenues and income, the positioning of URS for future growth in enterprise value and a review of competitive practices.

Tax Deductibility of Executive Compensation

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") precludes the deduction by a publicly held corporation for compensation paid to certain employees to the extent that such compensation exceeds $1,000,000, except for compensation paid under a written binding contract in existence on February 17, 1993, and performance-based compensation. The Internal Revenue Service has issued regulations for Section 162(m), which provide that performance-based compensation will not be subject to the deduction limit if (a) it is payable solely on account of the attainment of pre-established, objective performance goals; (b) the performance goals are established by a compensation committee composed solely of two or more "outside directors"; (c) the material terms of the performance goals under which the compensation is to be paid are disclosed to and approved by stockholders before payment; and (d) the compensation committee certifies that the performance goals have been satisfied before payment.

         Because of our significant growth and the concomitant increase in the levels of executive compensation for our Chief Executive Officer and the other Named Executives, our Board of Directors approved the Compensation Committee's recommendation that the Bonus Plan be submitted to our stockholders for approval, and our stockholders subsequently approved the Bonus Plan at the 1999 Annual Meeting. Because of this approval by our stockholders, bonuses paid to Participants under the Bonus Plan can qualify as performance-based compensation for purposes of Section 162(m). The Compensation Committee will continue to consider ways to maximize the deductibility of executive compensation while retaining the flexibility to compensate executive officers in a manner deemed appropriate relative to their performance and to competitive compensation levels and practices at other companies.


Respectfully Submitted,

THE COMPENSATION/OPTION COMMITTEE

Richard B. Madden, Chairman
William D. Walsh


COMPENSATION/OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         As noted above, the Compensation Committee is comprised of two non-employee directors: Messrs. Madden and Walsh. No member of the Compensation Committee is or was formerly one of our officers or employees. No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

COMPENSATION AND OPTION/SAR TABLES

         The following tables set forth certain information regarding the salary and benefits paid during each of the three most recent fiscal years, and options granted by URS in the most recent fiscal year, to its Chief Executive Officer and its four most highly compensated executive officers (other than the Chief Executive Officer) for services rendered to URS and its subsidiaries.


                                                SUMMARY COMPENSATION TABLE

                                                                                          Long-Term Compensation
                                                                          -----------------------------------------------------
                                        Annual Compensation                     Awards (2)              Payouts
                                 -------------------------------------    --------------------------   --------
                                                             Other                        Securities
                                                            Annual         Restricted     Underlying      LTIP       All Other
    Name and                     Salary        Bonus      Compensation    Stock Awards     Options/     Payouts    Compensation
Principal Position     Year        ($)          ($)         ($)(1)          ($)(3)        SARs (#)       ($)           ($)
-------------------    ----     --------      --------    ------------    ------------    ----------    --------   ------------
Martin M. Koffel       2000     $752,420      $695,856      $5,995        $2,526,563(4)     200,000        $0       $41,750(7)
Chairman of the        1999      542,480       650,958       2,182         4,344,500(5)     300,000         0        56,677
Board; Chief           1998      489,750       520,738       2,715           703,125(6)      66,000         0        16,727
Executive Officer;
President

Irwin L. Rosenstein    2000     $440,003      $288,042      $5,995        $  360,938(8)     100,000         0       $10,846(9)
President, General     1999      379,171       384,117       4,279                 0         27,000         0         9,121
Engineering Group      1998      342,711       243,305       3,532                 0         27,000         0         8,363

Jean-Yves Perez        2000     $360,006      $212,899           0                 0         35,000         0       $ 4,704(10)
Executive Vice         1999      327,895       233,740           0                 0         20,000         0         4,482
President, General     1998      310,000       184,687           0                 0         20,000         0        10,917
Engineering Group

Kent P. Ainsworth      2000     $381,214      $249,701      $3,281        $1,443,750(11)    100,000         0       $ 4,751(14)
Executive Vice         1999      311,133       300,479       1,038         1,149,500(12)     27,000         0         4,512
President; Chief       1998      268,370       237,793       3,210           351,563(13)     27,000         0         3,274
Financial Officer;
Secretary

Joseph Masters         2000     $241,604      $104,801      $2,987                 0         25,000         0       $ 4,430(15)
Vice President and     1999      186,321       111,740       1,341                 0         10,000         0         4,098
General Counsel        1998      165,000        73,100           0                 0          5,000         0         1,602

(1)  The amounts in this column primarily represent automobile allowances.

(2) Mr. Koffel, Mr. Ainsworth and Mr. Rosenstein have disposed of shares of our Common Stock, both in cashless transactions with URS and in market transactions, in connection with exercises of stock options, the vesting of restricted stock and the payment of withholding taxes due with respect to such exercises and vesting. Mr. Koffel, Mr. Ainsworth, Mr. Rosenstein, other Named Executives and other officers of URS may continue to dispose of shares of our Common Stock in this manner and for similar purposes.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(3) The aggregate number and value as of October 31, 2000 of each of the Named Executive's restricted share holdings are as follows: Mr. Koffel, 175,000 shares, $2,242,188; Mr. Rosenstein, 25,000 shares, $320,313; Mr. Ainsworth, 135,000 shares, $1,729,688; Mr. Perez, 0 shares, $0; Mr. Masters, 0 shares, $0. Dividends will be paid on such restricted stock if and when declared on our Common Stock.

(4) On March 20, 2000, Mr. Koffel was granted the right to receive 175,000 shares of restricted stock which are scheduled to vest in equal fifths on March 20, 2001, 2002, 2003, 2004 and 2005.

(5) On December 16, 1997, Mr. Koffel was granted the right to receive 50,000 shares of restricted stock if certain performance targets were met during the years 2000, 2001 and 2002. Upon the issuance of the Series B Stock to RCBA Strategic Partners, L.P. on October 12, 1999, the grant of such shares accelerated and they became fully vested.

(6) On December 16, 1997, Mr. Koffel was awarded 50,000 shares of restricted stock which were scheduled to vest in equal thirds on December 16, 2000, 2001 and 2002. Upon the issuance of the Series B Stock to RCBA Strategic Partners, L.P. on October 12, 1999, the grant of such shares accelerated and they became fully vested.

(7) Consists of matching contributions of $3,400 paid pursuant to our Defined Contribution Plan, a $2,899 inflation adjustment (based on a cost of living index) to amounts previously credited under the Selected Executives Deferred Compensation Plan and $35,451 of term life and disability insurance premiums paid pursuant to Mr. Koffel's employment agreement.

(8) On March 20, 2000, Mr. Rosenstein was granted the right to receive 25,000 shares of restricted stock which are scheduled to vest in equal fourths on March 20, 2001, 2002, 2003 and 2004.

(9) Consists of matching contributions of $3,400 paid pursuant to the Defined Contribution Plan, a $6,011 inflation adjustment (based on a cost of living index) to amounts previously credited under the Selected Executives Deferred Compensation Plan and $1,435 of term life and disability insurance premiums.

(10) Consists of matching contributions of $3,400 paid pursuant to our Defined Contribution Plan and $1,304 of term life and disability insurance premiums.

(11) On March 20, 2000, Mr. Ainsworth was granted the right to receive 100,000 shares of restricted stock which are scheduled to vest in equal fourths on March 20, 2001, 2002, 2003 and 2004. The table does not reflect the grant of 35,000 restricted shares to Mr. Ainsworth on July 12, 1999 which are scheduled to vest two-thirds on July 12, 2001 and one-third on July 12, 2002.

(12) On December 16, 1997, Mr. Ainsworth was granted the right to receive 25,000 shares of restricted stock if certain performance targets were met during the years 2000, 2001 and 2002. Upon the issuance of the Series B Stock to RCBA Strategic Partners, L.P. on October 12, 1999, the grant of such shares accelerated and they became fully vested.

(13) On December 16, 1997, Mr. Ainsworth was awarded 25,000 shares of restricted stock which were scheduled to vest in equal thirds on December 16, 2000, 2001 and 2002. Upon the issuance of the Series B Stock to RCBA Strategic Partners, L.P. on October 12, 1999, the grant of such shares accelerated and they became fully vested.

(14) Consists of matching contributions of $3,400 paid pursuant to our Defined Contribution Plan and $1,351 of term life and disability insurance premiums.

(15) Consists of matching contributions of $3,400 paid pursuant to our Defined Contribution Plan and $1,030 of term life and disability insurance premiums.

                        STOCK OPTION GRANTS AND EXERCISES

         We grant options to our executive officers under our 1999 Equity Incentive Plan. Prior to October 12, 1999, we granted options to our executive officers under our 1991 Incentive Plan. As of January 2, 2001, options to purchase a total of 3,581,284 shares were outstanding under both the 1999 Equity Incentive Plan and the 1991 Incentive Plan. No shares remain available for grant under the 1991 Incentive Plan, and options to purchase 744,000 shares remain available for grant under the 1999 Equity Incentive Plan. There were a total of 1,613,017 shares granted to employees in fiscal year 2000.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                  Individual Grants
                            ------------------------------                                   Potential Realizable
                             Number of          % of Total                                     Value at Assumed
                            Securities           Options/                                       Annual Rates of
                            Underlying             SARs                                           Stock Price
                             Options/           Granted to     Exercise                        Appreciation for
                               SARs             Employees      Or Base                            Option Term
                             Granted            in Fiscal       Price      Expiration    --------------------------
     Name                      (#)                 Year         ($/Sh)        Date         5% ($)          10% ($)
----------------            ----------          ----------     --------    ----------    ----------      ----------

Mr. Koffel                   200,000              12.40%       $21.4375     11/5/09      $2,696,386      $6,833,171
Mr. Rosenstein               100,000               6.20         21.4375     11/5/09       1,348,193       3,416,585
Mr. Perez                     15,000               0.93         21.4375     11/5/09         202,229         512,488
Mr. Perez                     10,000               0.62         13.8125     3/20/10          86,866         220,136
Mr. Ainsworth                100,000               6.20         21.4375     11/5/09       1,348,193       3,416,585
Mr. Masters                   15,000               0.93         21.4375     11/5/09         202,229         512,488
Mr. Masters                   10,000               0.62         13.8125     3/20/10          86,866         220,136

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR,
                          AND FY-END OPTION/SAR VALUES

                                                                                 Number of
                                                                                 Securities            Value of
                                                                                 Underlying          Unexercised
                                                                                Unexercised          In-the-Money
                                                                              Options/SARs at      Options/SARs at
                                                                                 FY-End(#)          FY-End ($)(1)
                                Shares Acquired              Value              Exercisable/         Exercisable/
Name                            on Exercise (#)          Realized ($)          Unexercisable        Unexercisable
-----------------               ---------------          ------------          --------------      ---------------
Mr. Koffel                              0                      $0                   529,000          $2,976,408
                                                                                    400,000                   0
Mr. Rosenstein                          0                       0                   131,333             311,688
                                                                                     93,667                   0
Mr. Perez                               0                       0                    31,667                   0
                                                                                     33,333                   0
Mr. Ainsworth                           0                       0                   194,133             486,975
                                                                                     66,667                   0
Mr. Masters                             0                       0                    36,966              74,531
                                                                                     28,333                   0

(1)  Based on 2000 fiscal year-end share price equal to $12.8125.

                           EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

         During fiscal year 2000, the non-employee members of our Board of Directors received the stock fee described below, an annual cash fee of $15,000 plus an attendance fee of $2,000 for each Board of Directors meeting attended in person and a fee of $500 for participation in any Board of Directors meeting by telephone. Non-employee Directors who are members of a committee of the Board received $625 for each committee meeting attended in person and a fee of $500 for participation in any committee meeting by telephone. The Chairman of each committee also received an additional $625 per meeting. On July 18, 2000, the Board of Directors approved increases to both the per-meeting attendance fee and the per-meeting committee Chairman fee to $1,000 from the current $625, effective for the October 2000 committee meetings. Employee members of the Board of Directors did not receive any fees.

         Pursuant to the terms of the Non-Executive Directors Stock Grant Plan approved at the annual meeting of stockholders held on March 25, 1997, each non-employee member of our Board of Directors (currently Messrs. Blum, Der Marderosian, Madden, Praeger and Walsh, Ms. Knowles and Admiral Foley) who was re-elected to serve as a Director at each annual stockholder meeting also received a grant of Common Stock at such meeting. The Non-Executive Directors Stock Grant Plan originally provided that each non-employee Director would receive that number of shares of Common Stock determined by dividing $15,000 by the closing price of the Common Stock on the date of the annual meeting of stockholders, rounded down to the nearest whole share. On December 16, 1997, the Board of Directors amended the Non-Executive Directors Stock Grant Plan to increase the numerator to $25,000.

         On July 13, 1999, the Board of Directors adopted the 1999 Equity Incentive Plan and it was approved by our stockholders on October 12, 1999. Effective July 13, 1999, the grants of Common Stock described above that were previously made under the Non-Executive Directors Stock Grant Plan are now made under the 1999 Equity Incentive Plan and no further grants will be made under the Non-Executive Directors Stock Grant Plan. In addition, on July 18, 2000, the Board of Directors approved an additional benefit for non-executive Directors consisting of annual grants of stock options under the 1999 Equity Incentive Plan determined by dividing $25,000 by the closing price of the Common Stock on the date of the annual meeting of stockholders, rounded down to the nearest whole share. These options vest immediately upon grant and are exercisable during a ten year term. The annual stock options were granted to non-executive Directors in July 2000 and will be granted to non-executive Directors who are elected or re-elected to the Board of Directors concurrent and commencing with the 2001 Annual Meeting of Stockholders and at each subsequent annual meeting of stockholders.

         Non-employee Directors who were elected prior to December 17, 1996 also are entitled to participate, at our expense, in a medical benefit plan. Based upon our costs, the annualized monetary value of this benefit to those non-employee Directors participating in fiscal year 2000 was in the range between $4,136 and $6,097 depending on the age of the participants and eligible family members. We also maintain a policy whereby non-employee Directors may be hired on an as-needed basis from time to time as consultants for special projects at the rate of up to $3,000 per day (plus reasonable expenses) upon the recommendation of the Chairman of the Board or any officer designated by the Chairman of the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Richard C. Blum & Associates, Inc. is affiliated with RCBA Strategic Partners, L.P. RCBA Strategic Partners, L.P. holds Series B Stock, which has voting rights as if it were converted into shares of our Common Stock. Taking account of the voting rights of the Series B Stock, BLUM Capital Partners, L.P. and its affiliates are the beneficial owners of approximately 38% of our outstanding Common Stock.

         During fiscal year 2000, Admiral Foley, one of our Directors, received an aggregate of $63,690 in connection with consulting services provided to us.

EMPLOYMENT AGREEMENTS

Martin M. Koffel

         Mr. Koffel executed an evergreen employment agreement with us in December 1991 under which he receives an annual base salary determined by the Compensation/Option Committee (the "Compensation Committee") based on relevant factors outlined in their Compensation/Option Committee Report above. The agreement also specifies that Mr. Koffel is eligible for a target bonus equal to at least 60% of his base salary. Mr. Koffel's current base salary is $800,000 per year, and his target bonus percentage is 100% of his base salary.

         On October 13, 1998, following a recommendation made by the Compensation Committee, the Board of Directors approved an amendment to Mr. Koffel's employment agreement to provide for a tax gross-up payment to Mr. Koffel to offset the cost of excise taxes that could be imposed if his employment is terminated following a Change in Control (as defined below) and if any resulting severance payments due Mr. Koffel are considered to be "excess parachute payments" subject to excise tax under Sections 280G and 4999 of the Internal Revenue Code. Mr. Koffel also receives reimbursement for the cost of term life insurance with a face amount equal to up to four times his base salary and a tax gross-up payment to offset the cost of all income and employment taxes imposed on him because of such reimbursement.

         Mr. Koffel's employment agreement provides that if we terminate his employment for any reason other than cause or his death or disability, we will pay a severance payment equal to 150% of the sum of his then-current base salary and target bonus. If Mr. Koffel voluntarily resigns his employment within one year following a Change in Control (as defined below) or if Mr. Koffel is terminated for any reason other than for cause at any time after a Change in Control, he becomes entitled to a special severance payment equal to 300% of the sum of his then-current base salary and target bonus. In addition, all awards held by Mr. Koffel under any of our incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a Change in Control. A "Change in Control" is defined in the agreement to mean:

         o a change in control required to be reported pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act;

         o    any person acquiring 20% or more of our voting power; or

         o two-thirds or more of our directors not having served on our Board of Directors for 24 months prior to the change in control.

         On or about May 10, 1996, Heartland Advisors, Inc. ("Heartland"), one of our stockholders, purchased additional shares of Common Stock, which increased Heartland's ownership of outstanding Common Stock from approximately 19% to approximately 22% (the "Heartland Transaction"), resulting in a technical Change in Control under Mr. Koffel's employment agreement and the terms of stock options granted to Mr. Koffel under our 1991 Stock Incentive Plan. As a result, the special severance payment is payable to Mr. Koffel if he is terminated for any reason other than for cause at any time during the term of his employment agreement. In addition, the options previously granted to Mr. Koffel in 1994, 1995 and 1996 under our 1991 Stock Incentive Plan are now fully vested.

         On October 12, 1999, RCBA Strategic Partners, L.P. acquired shares of our Series B Stock (the "Series B Issuance"). These shares of Series B Stock vote as if they had been converted into our Common Stock. Therefore, BLUM Capital Partners, L.P. and its affiliates now hold approximately 38% of the voting power of our Common Stock. As a result of the Series B Issuance, a Change in Control occurred under Mr. Koffel's employment agreement, and the stock options for 102,000 shares granted to Mr. Koffel in 1997 and 1998 as well as the 100,000 shares of restricted stock and performance restricted stock granted to Mr. Koffel in 1997, became fully vested.

         On March 23, 1999, our Board of Directors approved special supplemental compensation for Mr. Koffel to recognize his significant contributions to our growth and success during the past decade, to induce him to continue as our Chief Executive Officer through his expected retirement at age 65 and to incentivize him to continue to increase stockholder value. This special supplemental compensation includes:

         o a grant of options for 300,000 shares under our 1991 Stock Incentive Plan;

         o a grant of options for an additional 200,000 shares under our 1999 Equity Incentive Plan; and

         o    a supplemental executive retirement plan ("SERP").

         The options for 300,000 shares have an exercise price of $15.75 per share, the closing price of our Common Stock on the day preceding the grant, and will vest over five years at the rate of 20% on each anniversary of the grant date. The options for the additional 200,000 shares have an exercise price of $21.4375, the closing price of our Common Stock on the day preceding the grant, and will vest as if they had been granted at the same time as the 300,000 share options. Both the 300,000 share options and the 200,000 share options will be exercisable during a three-year period following Mr. Koffel's retirement. The options also will vest immediately and become exercisable in full upon a Change in Control (as defined below).

         Effective July 13, 1999, Mr. Koffel entered into the above-mentioned SERP. Under the terms of the SERP, we provide him with an annual lifetime retirement benefit. Benefits are based on Mr. Koffel's final average annual compensation and his age at the time of employment termination. "Final average compensation" means the average of Mr. Koffel's salary plus target bonus established for him under our incentive compensation program during the consecutive 36 months in his final 120 months of employment in which such average was the highest. Estimated annual benefits are as follows:

                                             AGE AT TERMINATION OF EMPLOYMENT
                        ---------------------------------------------------------------------------
   FINAL AVERAGE            61                                                                65
   COMPENSATION         OR YOUNGER          62              63              64             OR OLDER
   -------------        ----------        --------       --------         --------         --------
    $  700,000          $  70,000         $140,000       $210,000         $280,000         $350,000
       750,000             75,000          150,000        225,000          300,000          375,000
       800,000             80,000          160,000        240,000          320,000          400,000
       850,000             85,000          170,000        255,000          340,000          425,000
       900,000             90,000          180,000        270,000          360,000          450,000
       950,000             95,000          190,000        285,000          380,000          475,000
     1,000,000            100,000          200,000        300,000          400,000          500,000
     1,050,000            105,000          210,000        315,000          420,000          525,000
     1,100,000            110,000          220,000        330,000          440,000          550,000
     1,150,000            115,000          230,000        345,000          460,000          575,000
     1,200,000            120,000          240,000        360,000          480,000          600,000
     1,250,000            125,000          250,000        375,000          500,000          625,000
     1,300,000            130,000          260,000        390,000          520,000          650,000


         As of October 31, 2000, Mr. Koffel had attained age 61, and his final average compensation was $1,217,401.

         Benefits under the SERP shown in the above table are computed on the basis of an annuity for the life of Mr. Koffel, with a guarantee of payments for at least ten years. The SERP provides for an offset for Social Security benefits to which Mr. Koffel becomes entitled, but such offsets are not reflected in the figures in the above table.

         The 300,000 share options, the 200,000 share options and the SERP contain a definition of Change in Control that parallels the definition contained in Mr. Koffel's employment agreement described above; provided, however, that the following events shall not constitute a Change in Control:

         o The beneficial ownership by a person of 20% or more but less than a majority of our combined voting power if such beneficial ownership was acquired in the ordinary course of such person's business and not with the purpose or effect of changing or influencing the control of us, and if such person is eligible to file a short-form statement on Schedule 13G under Rule 13d-1 under the Exchange Act;

         o The beneficial ownership by a person of 20% or more of our combined voting power as a result of a reduction in the aggregate number of outstanding shares constituting our voting power, and any decrease thereafter in such person's ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person's beneficial ownership of any of our securities; and

         o The beneficial ownership by the Richard C. Blum & Associates, Inc. and any affiliates (collectively, the "RCBA Group") of 20% or more of our combined voting power unless and until (a) the RCBA Group is or becomes the beneficial owner of 20% or more of our combined voting power, excluding their holdings of Series B Stock, (b) the RCBA Group becomes the beneficial owner of more than 50% of our combined voting power, including their holdings of Series B Stock or (c) a third party not affiliated with the RCBA Group directly or indirectly acquires control of the RCBA Group.

Irwin L. Rosenstein

         Mr. Rosenstein executed an evergreen employment agreement with URS Corporation Consultants, Inc. in September 2000 under which he receives an annual base salary determined by the Compensation Committee based on relevant factors outlined in their Compensation/Option Committee Report above. Mr. Rosenstein's current base salary is $465,000, and his target bonus percentage is 65% of his base salary.

         If we terminate Mr. Rosenstein's employment for any reason other than cause or his death or disability, or if he voluntarily resigns his employment for certain specified reasons, we will pay a severance payment equal to 100% of his base compensation in effect on the date of employment termination plus all accrued but unpaid vacation. He is also credited with one additional year of service under certain of our executive compensation programs.

         Under the terms of his employment agreement, Mr. Rosenstein is entitled to a Change in Control severance payment of 200% of the sum of his then-current base salary and target bonus if, within six months after a Change in Control, Mr. Rosenstein voluntarily resigns his employment for certain specified reasons or is terminated for any reason. Mr. Rosenstein is also entitled to the Change in Control severance payment if he voluntarily resigns his employment for any reason within the 30-day period following the date six months from the date of the Change in Control. In addition, all awards held by Mr. Rosenstein under any of our incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a Change in Control. The agreement also provides for a tax gross-up payment to Mr. Rosenstein to offset the cost of excise taxes that could be imposed if his employment is terminated following a Change in Control and if any resulting severance payments due to him are considered to be "excess parachute payments" subject to excise tax under Sections 280G and 4999 of the Code. The definition of Change in Control in Mr. Rosenstein's employment agreement parallels the definition in Mr. Koffel's employment agreement and incorporates the exceptions described above in connection with Mr. Koffel's share options and SERP.

Jean-Yves Perez

         Mr. Perez executed an evergreen employment agreement with URS Greiner Woodward-Clyde Group, Inc. in November 1997 under which he receives an annual base salary determined by the Compensation Committee, based on relevant factors outlined in their Compensation/Option Committee Report above. Mr. Perez's current base salary is $380,000, and his target bonus percentage is 50% of his base salary.

         If, during the first half of the employer's fiscal year, we terminate Mr. Perez's employment for any reason other than cause or his death or disability, or if Mr. Perez voluntarily resigns his employment in the event that his salary is reduced or his employer breaches its obligation to employ him in an executive position as described in the employment agreement, Mr. Perez is entitled to a severance payment equal to 100% of his then-current base salary plus all accrued but unpaid vacation at the time of such termination. If such a termination of employment occurs during the second half of the employer's fiscal year, Mr. Perez is entitled to a severance payment equal to 120% of his then-current base salary plus all accrued but unpaid vacation at the time of such termination.

         If Mr. Perez's employment is terminated within one year following a Change in Control, he will be entitled to receive a severance payment equal to 200% of his then-current base salary. A Change in Control is defined in the employment agreement as the acquisition by any person of 51% or more of his employer's or our then-outstanding securities having the right to vote at elections of directors; provided, however, that any change in the relative beneficial ownership of our securities as a result of a reduction in the aggregate number of outstanding shares constituting our voting power, and any decrease thereafter in such person's ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person's beneficial ownership of any of our securities.

         On October 13, 1998, following a recommendation made by the Committee, the Board of Directors approved an amendment to Mr. Perez' employment agreement to provide for a tax gross-up payment to Mr. Perez to offset the cost of excise taxes that could be imposed if his employment is terminated following a Change in Control and if any resulting severance payments due are considered to be "excess parachute payments" subject to excise tax under Sections 280G and 4999 of the Code.

Kent P. Ainsworth

         Mr. Ainsworth executed an evergreen employment agreement with us in September 2000 under which he receives an annual base salary determined by the Compensation Committee, based on relevant factors outlined in their Compensation/Option Committee Report above. Mr. Ainsworth's current base salary is $425,000, and his target bonus percentage is 65% of his base salary.

         If we terminate Mr. Ainsworth's employment for any reason other than cause or his death or disability, or if he voluntarily resigns his employment for certain specified reasons, we will pay a severance payment equal to 100% of his base compensation in effect on the date of employment termination plus all accrued but unpaid vacation. He is also credited with one additional year of service under certain of our executive compensation programs.

         Under the terms of his employment agreement, Mr. Ainsworth is entitled to a Change in Control severance payment of 200% of the sum of his then-current base salary and target bonus if, within six months after a Change in Control, Mr. Ainsworth voluntarily resigns his employment for certain specified reasons or is terminated for any reason. Mr. Ainsworth is also entitled to the Change in Control severance payment if he voluntarily resigns his employment for any reason within the 30-day period following the date six months from the date of the Change in Control. In addition, all awards held by Mr. Ainsworth under any of our incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a Change in Control. The agreement also provides for a tax gross-up payment to Mr. Ainsworth to offset the cost of excise taxes that could be imposed if his employment is terminated following a Change in Control and if any resulting severance payments due to him are considered to be "excess parachute payments" subject to excise tax under Sections 280G and 4999 of the Code. The definition of Change in Control in Mr. Ainsworth's employment agreement parallels the definition in Mr. Koffel's agreement and incorporates the exceptions described above in connection with Mr. Koffel's share options and SERP.

Joseph Masters

         Mr. Masters executed an evergreen employment agreement with us in September 2000 under which he receives an annual base salary determined by the Compensation Committee, based on relevant factors outlined in their Compensation/Option Committee Report above. Mr. Masters's current base salary is $255,000, and his target bonus percentage is 40% of his base salary.

          If we terminate Mr. Master's employment for any reason other than cause or his death or disability, or if he voluntarily resigns his employment for certain specified reasons, we will pay a severance payment equal to 100% of his base compensation in effect on the date of employment termination, plus all accrued but unpaid vacation. He is also credited with one additional year of service under certain of our executive compensation programs.

         Under the terms of his employment agreement, Mr. Masters is entitled to a Change in Control severance payment of 200% of the sum of his then-current base salary and target bonus if, within six months after a Change in Control, Mr. Masters voluntarily resigns his employment for certain specified reasons or is terminated for any reason. Mr. Masters is also entitled to the Change in Control severance payment if he voluntarily resigns his employment for any reason within the 30-day period following the date six months from the date of the Change in Control. In addition, all awards held by Mr. Masters under any of our incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a Change in Control. The agreement also provides for a tax gross-up payment to Mr. Masters to offset the cost of excise taxes that could be imposed if his employment is terminated following a Change in Control and if any resulting severance payments due to him are considered to be "excess parachute payments" subject to excise tax under Sections 280G and 4999 of the Code. The definition of Change in Control in Mr. Masters's employment agreement parallels the definition in Mr. Koffel's employment agreement and incorporates the exceptions described above in connection with Mr. Koffel's share options and SERP.

                     PERFORMANCE MEASUREMENT COMPARISON (1)

         The following chart compares the cumulative total stockholder returns (including reinvested dividends) from a $100 investment in Common Stock for the last five fiscal years compared to the cumulative return of the Standard & Poor's 500 index and a weighted average peer index. The peer index is comprised of the following companies(2):

Fluor Corporation                             Perini Corporation
Foster Wheeler                                Roy F. Weston
Granite Construction                          Stone & Webster
IT Group                                      STV Group
Jacobs Engineering                            Washington Group International
Kaiser Group International
   (formerly ICF Kaiser)
Michael Baker Corporation

          COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN
                       OCTOBER 1995 THROUGH OCTOBER 2000


[THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL].

                              URS Corp.    S&P 500    Peer Group
                              ---------    -------    ----------
                Oct-95          100         100         100
                Oct-96          133.33      123.98      112.57
                Oct-97          249.02      163.67       91.27
                Oct-98          264.71      199.56       86.03
                Oct-99          282.35      250.66       78.79
                Oct-00          200.97      265.93       73.04


(1) This section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any of our filings under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) The companies comprising the peer index are unchanged from the companies comprising the peer index for fiscal year 1999, except that Morrison Knudsen purchased Raytheon's engineering and construction unit and changed its name to Washington Group International, and we have excluded Harding Lawson from the peer index because it became part of Harding ESE, Inc., a wholly owned subsidiary of MACTEC, a private company.

(3) As of January 25, 2001, the price of our Common Stock on the New York Stock Exchange was $16.375.

                                OTHER MATTERS

         The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.


                                    By Order of the Board of Directors

                                    /s/ Kent P. Ainsworth

                                    Kent P. Ainsworth,
                                    Secretary


February 1, 2001


         A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended October 31, 2000 is available without charge upon written request to: Corporate Secretary, URS Corporation, 100 California Street, Suite 500, San Francisco, California 94111-4529.

                                   APPENDIX A
                                URS CORPORATION
                            AUDIT COMMITTEE CHARTER

Charter Overview

         This charter governs the operations of the audit committee (the "Audit Committee") of URS Corporation (the "Company"). The Audit Committee shall review and reassess the charter at least annually, and recommend such changes as it deems necessary or appropriate for approval of the Board of Directors of the Company (the "Board").

Committee Organization

         The members of the Audit Committee shall be appointed by the Board. The Audit Committee shall be comprised of at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company, as determined by the Board consistent with the rules and guidelines of the New York Stock Exchange in effect from time to time. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

         The Audit Committee shall provide assistance to the Board in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the Audit Committee, the independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, and for this purpose shall have full access to all books, records, facilities and personnel of the Company and the power to retain, at the Company's expense, such outside counsel or other experts as the committee deems necessary or appropriate.

Responsibilities and Processes

         The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and to report the results of its activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The policies and procedures of the Audit Committee, applied in carrying out its responsibilities, should remain flexible in order to best react to changing conditions and circumstances. The Audit Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices and ethical behavior.

         The following are the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Audit Committee may supplement them as appropriate.

o The Audit Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company's stockholders. Annually, the Audit Committee shall review and recommend to the Board the selection of the Company's independent auditors, subject to stockholder approval to the extent deemed appropriate by the Board. However, the Audit Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors.

o The Audit Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board.

o The Audit Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the Audit Committee shall discuss with management, the internal auditors and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk and legal and ethical compliance programs. Further, the Audit Committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

o The Audit Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Reports on Form 10-Q. Also, the Audit Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards. The chair of the Audit Committee may represent the entire Audit Committee for the purposes of this review.

o The Audit Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Reports on Form 10-K (or the annual reports to stockholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Also, the Audit Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards.

o The Audit Committee shall prepare the Audit Committee Report for inclusion in the Company's proxy statement for its annual meeting of stockholders. In connection with the preparation of the Report, the Audit Committee shall advise the Board regarding independent and internal audit procedures and compliance. In addition, the Audit Committee shall meet with the General Counsel of the Company to discuss legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or government agencies. Finally, the Audit Committee should meet at least once per year with the Chief Financial Officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

                                URS CORPORATION

                     PROXY SOLICITED BY BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 20, 2001

The undersigned hereby appoints KENT P. AINSWORTH and JOSEPH MASTERS, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of URS Corporation that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of URS Corporation to be held on Tuesday, March 20, 2001, at 9:30 a.m. local time, at the Mandarin Oriental Hotel, 222 Sansome Street, San Francisco, California, and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.

                   WE RECOMMEND A VOTE FOR PROPOSALS 1 AND 2.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

--------------------------------------------------------------------------------

Please mark your votes as indicated in this example [X]


Proposal 1:

To elect the following          FOR all nominees            WITHHOLD
directors to serve for the      listed to the left          AUTHORITY
ensuing year and until their    except as marked      to vote for all nominees
successors are elected:          to the contrary)        listed to the left
Richard C. Blum, Armen Der             [_]                     [_]
Marderosian, Admiral S. Robert
Foley, Jr., USN (Ret.), Marie
L. Knowles, Martin M. Koffel,
Richard B. Madden, Jean-Yves
Perez, Richard Q. Praeger,
Irwin L. Rosenstein and
William D. Walsh


Proposal 2:

To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending October 31, 2001.

                FOR  [_]        AGAINST [_]    ABSTAIN [_]


To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.


                                    Dated:________________________________, 2001

                                    ____________________________________________

                                    ____________________________________________
                                                    Signature(s)

                                      Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.


 PLEASE VOTE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN
        ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE